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April 15, 2005

Dear Fellow Shareholder:

        We are pleased and proud that Arrhythmia Research Technology achieved record earnings, earnings per share, and cash flows from operations in 2004 and look forward to 2005 confident and optimistic that the Company can sustain this profitable growth through further diversification, product development, software licensing and acquisitions.

        Arrhythmia Research Technology’s consolidated sales revenues increased 45% to $11,111,000 resulting in, for the second year in a row, the highest net income and earnings per share in the Company’s history of $1,616,000 and $0.61, respectively. It is significant to note that these record earnings were achieved despite a 128% increase in tax expense in 2004. Our income before taxes increased 51% to $2,441,000 from $1,621,000 in 2003. We believe that the revenue growth and record earnings are a testament to the constant emphasis on continuous improvement in all aspects of our business from sales and marketing to engineering and manufacturing. Our emphasis on continuous improvement has positioned us to be a very competitive force in our marketplace.

        Shareholders were paid cash dividends of $0.05 and $0.06 in March and September 2004, respectively, as a result of the Company’s strong earnings, and the Board’s confidence in the Company’s future. On April 7, 2005, the Board of Directors declared a cash dividend of $0.06 per share. Future dividend declarations by Board of Directors will be at their discretion, and will depend upon future operating results, and other investment and acquisition opportunities.

Micron Products, Inc.

        Micron Products, Arrhythmia Research Technology’s wholly owned subsidiary, achieved significant unit volume sales growth for the second year in a row in its silver-plated sensors, non-silver plated conductive resin sensors, and custom designed and coated sensors business despite an increasingly competitive marketplace. In addition, in an effort to diversify existing product lines and utilize previously unused manufacturing capacity, Micron also began designing, manufacturing and selling other precision custom molded high volume component parts in 2004 to industrial customers. This total volume growth, approximately 24% as compared to 2003, resulted in a reduction of our per unit manufacturing cost. The reduced per unit cost combined with increased sales revenues and greater efficiencies from process improvements contributed to record net income and earnings per share for the consolidated companies in 2004 and positioned the Company to be effectively competitive in the market place.

        On May 7, 2004, Micron completed the acquisition of a privately-held custom injection molding company. The New England Molders division is a custom molder that produces a wide variety of consumable medical products, medical device and equipment components, and other products for the consumer, electronic, and aerospace industries. We were very pleased that the NEM division contributed 46% to the overall increase in revenues and 33% of the overall increase in net income achieved in 2004 by the consolidated companies and we have high expectations for 2005.

        Micron continues to expand its share of the disposable ECG sensor market domestically and in developed economies. We believe that the greatest opportunity for growth in the sensor market remains the continued modernization of healthcare in developing countries. We are also confident that Micron’s diversification into high volume custom injection molded components for the industrial sector along with the expected growth of the NEM division, particularly in the consumable medical products sector, has positioned the Company for continued growth. The Company completed the move of the NEM division into its newly renovated molding facility located at the Company’s Fitchburg complex in the fourth quarter of 2004. The relocation provides operational synergies and cost savings in manufacturing and administration. The Company has additional manufacturing space of over 30,000 square feet for future expansion made possible by the renovations funded out of working capital.

Arrhythmia Research Technology, Inc.

        We are excited about the renewed interest in Signal-Averaging Electrocardiograph (SAECG) technology, and continue to promote our Predictor® 7 product line, which performs the reimbursable SAECG analysis on high-resolution ECG data files. On March 7, 2005 the Company announced that it will sponsor a satellite session, “Signal Averaged ECG – Is SAECG Back?” at the combined ISHNE/ISE congress in Gdansk, Poland on June 3, 2005. The Joint Congress of the International Society for Holter and Noninvasive Electrocardiology (ISHNE) and the International Society of Electrocardiology (ISE) will take place in Gdansk from June 2 through June 4 and marks the first joint congress of the two societies devoted to the advancement of research, science and education in the field of electrocardiology. This satellite session at the ISHNE/ISE Congress and other related presentations at the 2004 American College of Cardiology Annual Scientific Sessions in New Orleans, Louisiana and the 2004 Heart Rhythm Society (HRS) Scientific Sessions, formerly NASPE, indicate that there continues to be strong interest in SAECG as an analytical tool for detecting ventricular late potentials in patients at risk of experiencing further cardiac events and for risk stratification of patients who may or may not benefit from implantation of internal cardio-defibrillators. The renewed interest in the use of SAECG may increase the likelihood of licensing Arrhythmia’s patented technology, Predictor®7, to original equipment manufacturers for inclusion in existing systems.

Looking Ahead

        We believe that our commitment to our customers, our employees and our shareholders is our foremost responsibility. In order to achieve this mission we must sustain the expansion of our business by means of further diversification, product development, software licensing and acquisitions while remaining committed to our goal of continuous improvement.

        With the continued support from our shareholders, strong customer relationships and commitment from our dedicated workforce, we cross the threshold into 2005 with the belief and resolve that the previously unmatched achievements of 2004 represent the foundation for continued growth in the years to come.

/s/ James E. Rouse
James E. Rouse
President & Chief Executive Officer